Exhibit 99.1

PepsiCo Reports Fourth Quarter and Full-Year 2017 Results; Provides 2018 Financial Outlook

Reported (GAAP) Fourth Quarter and Full-Year 2017 Results

	Fourth Quarter	Full-Year
Net revenue change	—%	1.2%
Foreign exchange impact on net revenue	1%	—%
Loss/Earnings per share (L/EPS)	$(0.50)*	$3.38
L/EPS change	Not meaningful**	(23)%
Foreign exchange impact on L/EPS	1%	(1)%
* Fourth quarter 2017 loss per share of $(0.50) compares to fourth quarter 2016 earnings per share of $0.97. Results include a $2.5 billion provisional net tax expense ($1.73 per share) as a result of the U.S. Tax Cuts and Jobs Act (TCJ Act) passed on December 22, 2017.
** L/EPS change of (152) percent compared to 2016 is considered not meaningful as a result of the $2.5 billion provisional net tax expense ($1.73 per share) recognized in the fourth quarter of 2017.

Organic/Core (non-GAAP)1 Fourth Quarter and Full-Year 2017 Results

	Fourth Quarter	Full-Year
Organic revenue growth	2.3%	2.3%
Core EPS	$1.31	$5.23
Core constant currency EPS growth	8%	9%
PURCHASE, N.Y. - February 13, 2018 - PepsiCo, Inc. (NASDAQ: PEP) today reported results for the fourth quarter and full year 2017.
“We are pleased with our performance for the fourth quarter and full year 2017. We met or exceeded most of the financial goals we set out at the beginning of the year. We delivered these results in the midst of a dynamic retail environment and rapidly shifting consumer landscape,” said Chairman and CEO Indra Nooyi.
1 Please refer to the Glossary for the definitions of non-GAAP financial measures including “Organic,” “Core,” “Constant Currency,” “Free Cash Flow (excluding certain items)” and “Division Operating Profit.” Please refer to “2018 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2018 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

“The provisions of recently enacted tax legislation are expected to result in lower income taxes in 2018 for our operations in the United States, our largest market. We expect the benefits of the TCJ Act will enable us to further strengthen our business by enhancing the skills of our front line associates to ready them for the future; adding new digital and ecommerce capabilities to become more competitive; accelerating capital investments to add manufacturing capacity and make our operations more efficient; and enhancing cash returns to our shareholders over time.
“As a reflection of our confidence in the growth prospects for our business, we expect to deliver 9 percent growth in core constant currency earnings per share in 2018 and we announced today a 15 percent increase in our annualized dividend per share beginning with the June 2018 payment, representing our 46th consecutive annual increase.”

Summary Fourth Quarter 2017 Performance

Revenue						Volume
	GAAP Reported % Change	Percentage Point Impact			Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes	53rd Reporting Week		Food/Snacks	Beverages
FLNA	(1)	—	—	6	5	3
QFNA	(5)	(0.5)	—	5	—	0.5
NAB	(6)	—	(1)	5	(3)		(2)
Latin America	6	(3)	—	—	3	(4)	(3)
ESSA	11	(6)	—	1	6	7	2
AMENA	—	5.5	—	—	6	5	(3)
Total	—	(1)	—	3.5	2	2	(2)

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	(1)	3.5	—	3
QFNA	(6)	5	—	(1)
NAB	(29)	6	—	(23)
Latin America	20	8	(6)	22
ESSA	—	3.5	(5.5)	(2)
AMENA	173	(4)	18	187
Corporate Unallocated	(31)	28	—	(3)
Total	9	(2)	(1)	6

L/EPS	(152)	161	(1)	8

Note: Rows may not sum due to rounding.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 1 percent in the quarter and was negatively impacted by items affecting comparability (4 percentage points) and positively impacted by foreign exchange translation (0.5 percentage points). Core constant currency division operating profit (a non-GAAP measure) increased by 5 percent.
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Fourth Quarter Financial Performance:

•	Reported fourth quarter 2017 and 2016 results were impacted by:

•
A provisional net tax expense of $2.5 billion associated with the enactment of the TCJ Act in the fourth quarter of 2017. Included in the net tax expense is a provisional mandatory one-time transition tax of approximately $4.0 billion on undistributed international earnings, partially offset by a provisional benefit of $1.5 billion resulting from the required remeasurement of our deferred tax assets and liabilities to the new, lower U.S. corporate income tax rate;

•	Restructuring charges of $226 million which include an expansion and extension of the multi-year productivity plan we publicly announced in 2014, compared to $54 million in the prior-year period;

•	Commodity mark-to-market impacts;

•	A 2016 charge resulting from the redemption of certain senior notes in accordance with the “make-whole” redemption provisions (debt redemption charge);

•	A 2016 pension-related settlement charge; and

•	A 53rd reporting week and the reinvestment of the corresponding operating profit benefit in certain productivity and growth initiatives (incremental investments) in 2016.

•	See A-6 to A-8 for further details on the above items.

•
Reported net revenue was even with the prior year. Organic revenue, which excludes the impacts of foreign exchange translation, structural changes and the 53rd reporting week in the prior year, grew 2.3 percent.

•
Reported gross margin contracted 65 basis points and core gross margin contracted 50 basis points. Reported operating margin expanded 110 basis points and core operating margin expanded 90 basis points.

•
Reported operating profit increased 9 percent and core constant currency operating profit increased 6 percent. Items impacting reported operating profit included a pension-related settlement charge in the prior year, which contributed 14 percentage points to reported operating profit growth, partially offset by higher restructuring charges and commodity mark-to-market impacts which reduced reported operating profit growth by 10 percentage points and 2 percentage points, respectively. In addition, a gain from the refranchising of our bottling operations in Jordan (Jordan refranchising gain) contributed 6 percentage points. The benefit from the 53rd reporting week in the prior-year period was offset by incremental investments. Foreign currency translation increased reported operating profit growth by 1 percentage point.

•
The reported effective tax rate was 129.8 percent in the fourth quarter of 2017 and 22.7 percent in the fourth quarter of 2016. The fourth quarter 2017 reported tax rate reflects the impact of the provisional net tax expense of $2.5 billion as a result of the TCJ Act. The core effective tax rate was 25.0 percent in the fourth quarter of 2017 and 24.0 percent in the fourth quarter of 2016.

•
Reported loss per share was $0.50, a decrease of 152 percent, primarily reflecting the impact of the $2.5 billion provisional net tax expense ($1.73 per share) as a result of the TCJ Act. Foreign exchange translation positively impacted EPS by 1 percentage point.

•
Core EPS was $1.31, an increase of 9 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 8 percent (see schedule A-10 for a reconciliation to reported LPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $3.9 billion.

Discussion of Fourth Quarter Division Results:
In addition to the reported net revenue performance as set out in the tables on pages 3 and A-9, reported operating results were driven by the following:
Frito-Lay North America (FLNA)
Negatively impacted by the 53rd reporting week in the prior year, operating cost inflation, restructuring charges and higher raw material costs. These impacts were partially offset by productivity gains and prior-year incremental investments.
Quaker Foods North America (QFNA)
Negatively impacted by the 53rd reporting week in the prior year, operating cost inflation and restructuring charges. These impacts were partially offset by productivity gains, prior-year incremental investments and lower advertising and marketing expenses.
North America Beverages (NAB)
Negatively impacted by higher raw material costs, operating cost inflation, restructuring charges, the 53rd reporting week in the prior year and hurricane-related costs. These impacts were partially offset by productivity gains, prior-year incremental investments and lower advertising and marketing expenses.
Latin America
Positively impacted by productivity gains and prior-year incremental investments, partially offset by operating cost inflation, higher raw material costs and restructuring charges.
Europe Sub-Saharan Africa (ESSA)
Negatively impacted by operating cost inflation, higher advertising and marketing expenses, higher raw material costs and restructuring charges, offset by productivity gains.
Asia, Middle East and North Africa (AMENA)
Positively impacted by the Jordan refranchising gain, productivity gains and a gain on an asset sale in India. These impacts were partially offset by higher raw material costs (in local currency terms, driven by a weak Egyptian pound), operating cost inflation and unfavorable foreign exchange translation.

Summary Full-Year 2017 Performance

	Revenue					Volume
	GAAP Reported % Change	Percentage Point Impact			Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes	53rd Reporting Week		Snacks	Beverages
FLNA	2	—	—	2	3	1
QFNA	(2)	—	—	2	(1)	—
NAB	(2)	—	(1)	1	(2)		(2)
Latin America	6	(1)	0.5	—	5	(1.5)	(2)
ESSA	8	(3)	—	—	6	5.5	1
AMENA	(5)	10	—	—	5	5	(1)
Total	1	—	—	1	2	2	(1)

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	3.5	1	—	4.5
QFNA	(2)	1.5	—	—
NAB	(9)	1	—	(8)
Latin America	2	4	1	7
ESSA	22	(2)	—	20
AMENA	73	(67)	8	15
Corporate Unallocated	(9)	4	—	(5)
Total	7	(4)	1	5

L/EPS	(23)	30	1	9
Note: Rows may not sum due to rounding
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 6 percent in the year and was positively impacted by items affecting comparability (3 percentage points) and negatively impacted by foreign exchange translation (1 percentage point). Core constant currency division operating profit (a non-GAAP measure) increased by 4 percent.
Organic revenue, core constant currency results and division operating profit are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Full-Year 2017 Financial Performance:

•	Reported full-year 2017 and 2016 results were impacted by:

•	A provisional net tax expense of $2.5 billion associated with the enactment of the TCJ Act;

•	Restructuring charges of $295 million which include an expansion and extension of the multi-year productivity plan we publicly announced in 2014, compared to $160 million in 2016;

•	Commodity mark-to-market impacts;

•	A 2016 debt redemption charge;

•	A 2016 pension-related settlement charge;

•	A 53rd reporting week and related incremental investments in 2016; and

•
A prior-year impairment charge to reduce the holding value of our 5% indirect equity interest in Tingyi-Asahi Beverages Holding Co. Ltd. to its estimated fair value (charge related to the transaction with Tingyi).

•	See A-6 to A-8 for further details on the above items.

•
Reported net revenue increased 1.2 percent. Organic revenue, which excludes the impacts of foreign exchange translation, structural changes and the 53rd reporting week in the prior year, grew 2.3 percent.

•
Reported gross margin contracted 40 basis points and core gross margin contracted 30 basis points. Reported operating margin expanded 95 basis points and core operating margin expanded 45 basis points. Reported operating margin expansion reflects the impacts of the prior-year charge related to the transaction with Tingyi and the pension-related settlement charge. Reported and core operating margin expansions reflect the Jordan refranchising gain in the fourth quarter and a gain associated with the sale of our minority stake in Britvic plc (Britvic gain) in the second quarter of 2017.

•
Reported operating profit increased 7 percent and core constant currency operating profit increased 5 percent. The impacts of the charge related to the transaction with Tingyi and a pension-related settlement charge, both in the prior year, contributed 4 percentage points and 3 percentage points, respectively, to reported operating profit growth. Higher commodity mark-to-market impacts and restructuring charges reduced reported operating growth by 2 percentage points and 1.5 percentage points, respectively. Unfavorable foreign exchange translation reduced reported operating profit growth by 1 percentage point.

•
The reported effective tax rate was 48.9 percent in 2017 and 25.4 percent in 2016. The reported 2017 tax rate reflects the impact of the provisional net tax expense of $2.5 billion as result of the TCJ Act. The reported 2016 tax rate was negatively impacted by the charge related to the transaction with Tingyi, which had no corresponding tax benefit. The core effective tax rate was 23.3 percent in 2017 and 24.5 percent in 2016. Both the 2017 reported and core tax rates reflect the positive impact of a change in the accounting for certain aspects of share-based payments to employees.

•
Reported EPS was $3.38, a 23 percent decrease from the prior year, primarily reflecting the $2.5 billion provisional net tax expense as a result of the TCJ Act in 2017 and partially offset by the prior-year charge related to the transaction with Tingyi, a pension-related settlement charge and the debt redemption charge. Foreign exchange translation reduced reported EPS growth by 1 percentage point.

•
Core EPS was $5.23, an increase of 8 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 9 percent (see schedule A-10 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $10 billion. Free cash flow (excluding certain items) was $7.3 billion.

Discussion of Full-Year 2017 Division Results:

In addition to the reported net revenue performance as set out in the tables on pages 7 and A-9, reported operating results were driven by the following:
Frito-Lay North America (FLNA)
Positively impacted by productivity gains and prior-year incremental investments, partially offset by operating cost inflation, higher raw material costs and the 53rd reporting week in the prior year.
Quaker Foods North America (QFNA)
Negatively impacted by operating cost inflation, the 53rd reporting week in the prior year and restructuring charges. These impacts were partially offset by productivity gains, lower advertising and marketing expenses and prior-year incremental investments.
North America Beverages (NAB)
Negatively impacted by operating cost inflation, higher raw material costs, the 53rd reporting week in the prior year and hurricane-related costs. These impacts were partially offset by productivity gains, lower advertising and marketing expenses, prior-year incremental investments and a gain associated with the sale of an asset.
Latin America
Positively impacted by productivity gains, partially offset by operating cost inflation, higher raw material costs and restructuring charges.
Europe Sub-Saharan Africa (ESSA)
Positively impacted by productivity gains and the Britvic gain, partially offset by operating cost inflation, higher advertising and marketing expenses and higher raw material costs.
Asia, Middle East and North Africa (AMENA)
Positively impacted by the prior-year charge related to the transaction with Tingyi, productivity gains and the Jordan refranchising gain. These impacts were partially offset by operating cost inflation, higher raw material costs (in local currency terms, driven by a weak Egyptian pound) and unfavorable foreign exchange translation.

2018 Guidance and Outlook

The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and commodity mark-to-market impacts.
For 2018, the Company expects:

•	Full-year organic revenue growth to be at least in line with the 2017 growth rate.

•	Based on current market consensus rates, foreign exchange translation to have a neutral impact on revenue and earnings per share.

•	A core effective tax rate in the “low 20s,” reflecting benefits of the TCJ Act.

•	The benefit of the TCJ Act to be substantially reinvested in initiatives to benefit the Company’s U.S.-based front line workforce and to otherwise increase the Company’s capabilities.

•	Core earnings per share of $5.70, a 9 percent increase compared to 2017 core earnings per share of $5.23.

•
Approximately $9 billion in cash from operating activities and free cash flow of approximately $6 billion, which assumes net capital spending of approximately $3.6 billion and a discretionary pension contribution of $1.4 billion.

•	Total cash returns to shareholders of approximately $7 billion.
The Company today announced a 15 percent increase in its annualized dividend per share to $3.71 from $3.22 per share, effective with the dividend expected to be paid in June 2018. This represents the Company’s 46th consecutive annual dividend per share increase. Total dividends to shareholders are expected to be approximately $5 billion and share repurchases are expected to be approximately $2 billion.

The Company also announced a new share repurchase program providing for the repurchase of up to $15 billion of PepsiCo common stock commencing on July 1, 2018 and expiring on June 30, 2021. This will replace the $12 billion repurchase program which commenced on July 1, 2015 and expires on June 30, 2018.

Conference Call:
At 7:45 a.m. (Eastern time) today, the Company will host a conference call with investors and financial analysts to discuss fourth quarter and full-year 2017 results and the outlook for 2018. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Carrie Ratner
	Investor Relations	Communications
	914-253-3035	914-253-3817
	jamie.caulfield@pepsico.com	carrie.ratner@pepsico.com

PepsiCo, Inc. and Subsidiaries
Consolidated Statement of Income
(in millions except per share amounts; unaudited, except year-ended 12/31/2016 amounts)

	Quarter Ended				Year Ended
	12/30/2017		12/31/2016	Change	12/30/2017		12/31/2016	Change
Net Revenue	$19,526		$19,515	—%	$63,525		$62,799	1%
Cost of sales	9,077		8,944	1.5%	28,785		28,209	2%
Gross profit	10,449		10,571	(1)%	34,740		34,590	—%
Selling, general and administrative expenses	7,856		8,190	(4)%	24,231		24,805	(2)%
Operating Profit	2,593		2,381	9%	10,509		9,785	7%
Interest expense	(365)		(594)	(39)%	(1,151)		(1,342)	(14)%
Interest income and other	103		44	133%	244		110	122%
Income before income taxes	2,331		1,831	27%	9,602		8,553	12%
Provision for income taxes	3,026	(a)	414	629%	4,694	(a)	2,174	116%
Net (loss)/income	(695)		1,417	(149)%	4,908		6,379	(23)%
Less: Net income attributable to noncontrolling interests	15		16	(6)%	51		50	2.5%
Net (Loss)/Income Attributable to PepsiCo	$(710)		$1,401	(151)%	$4,857		$6,329	(23)%

Diluted
Net (Loss)/Income Attributable to PepsiCo per Common Share	$(0.50)		$0.97	(152)%	$3.38		$4.36	(23)%
Weighted-average common shares outstanding	1,421		1,444		1,438		1,452

Cash dividends declared per common share	$0.805		$0.7525		$3.1675		$2.96
(a) Includes the provisional impact of the TCJ Act enacted in 2017. See A-7 for additional information.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions; unaudited, except year-ended 12/31/2016 amounts)

	Quarter Ended			Year Ended
	12/30/2017	12/31/2016	Change	12/30/2017	12/31/2016	Change
Net Revenue
Frito-Lay North America	$4,829	$4,891	(1)%	$15,798	$15,549	2%
Quaker Foods North America	774	815	(5)%	2,503	2,564	(2)%
North America Beverages	5,902	6,288	(6)%	20,936	21,312	(2)%
Latin America	2,435	2,299	6%	7,208	6,820	6%
Europe Sub-Saharan Africa	3,695	3,333	11%	11,050	10,216	8%
Asia, Middle East and North Africa	1,891	1,889	—%	6,030	6,338	(5)%
Total Net Revenue	$19,526	$19,515	—%	$63,525	$62,799	1%

Operating Profit
Frito-Lay North America	$1,402	$1,410	(1)%	$4,823	$4,659	3.5%
Quaker Foods North America	186	197	(6)%	642	653	(2)%
North America Beverages	491	689	(29)%	2,707	2,959	(9)%
Latin America	267	223	20%	908	887	2%
Europe Sub-Saharan Africa	315	316	—%	1,354	1,108	22%
Asia, Middle East and North Africa	328	120	173%	1,073	619	73%
Corporate Unallocated	(396)	(574)	(31)%	(998)	(1,100)	(9)%
Total Operating Profit	$2,593	$2,381	9%	$10,509	$9,785	7%

PepsiCo, Inc. and Subsidiaries Consolidated Statement of Cash Flows (in millions)

	Year Ended
	12/30/2017	12/31/2016
	(unaudited)
Operating Activities
Net income	$4,908	$6,379
Depreciation and amortization	2,369	2,368
Share-based compensation expense	292	284
Restructuring and impairment charges	295	160
Cash payments for restructuring charges	(113)	(125)
Charge related to the transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi)	—	373
Pension and retiree medical plan expenses	221	501
Pension and retiree medical plan contributions	(220)	(695)
Deferred income taxes and other tax charges and credits	619	452
Provisional net tax expense related to the TCJ Act	2,451	—
Change in assets and liabilities:
Accounts and notes receivable	(202)	(349)
Inventories	(168)	(75)
Prepaid expenses and other current assets	20	10
Accounts payable and other current liabilities	201	997
Income taxes payable	(338)	329
Other, net	(341)	64
Net Cash Provided by Operating Activities	9,994	10,673

Investing Activities
Capital spending	(2,969)	(3,040)
Sales of property, plant and equipment	180	99
Acquisitions and investments in noncontrolled affiliates	(61)	(212)
Divestitures	267	85
Short-term investments, by original maturity:
More than three months - purchases	(18,385)	(12,504)
More than three months - maturities	15,744	8,399
More than three months - sales	790	—
Three months or less, net	2	16
Other investing, net	29	9
Net Cash Used for Investing Activities	(4,403)	(7,148)

Financing Activities
Proceeds from issuances of long-term debt	7,509	7,818
Payments of long-term debt	(4,406)	(3,105)
Debt redemptions	—	(2,504)
Short-term borrowings, by original maturity:
More than three months - proceeds	91	59
More than three months - payments	(128)	(27)
Three months or less, net	(1,016)	1,505
Cash dividends paid	(4,472)	(4,227)
Share repurchases - common	(2,000)	(3,000)
Share repurchases - preferred	(5)	(7)
Proceeds from exercises of stock options	462	465
Withholding tax payments on Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and PepsiCo Equity Performance Units (PEPunits) converted	(145)	(130)
Other financing	(76)	(58)
Net Cash Used for Financing Activities	(4,186)	(3,211)
Effect of exchange rate changes on cash and cash equivalents	47	(252)
Net Increase in Cash and Cash Equivalents	1,452	62
Cash and Cash Equivalents, Beginning of Year	9,158	9,096
Cash and Cash Equivalents, End of Year	$10,610	$9,158

PepsiCo, Inc. and Subsidiaries Consolidated Balance Sheet (in millions except per share amounts)

	12/30/2017	12/31/2016
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$10,610	$9,158
Short-term investments	8,900	6,967
Accounts and notes receivable, net	7,024	6,694
Inventories;
Raw materials and packaging	1,344	1,315
Work-in-process	167	150
Finished goods	1,436	1,258
	2,947	2,723
Prepaid expenses and other current assets	1,546	908
Total Current Assets	31,027	26,450
Property, plant and equipment, net	17,240	16,591
Amortizable intangible assets, net	1,268	1,237
Goodwill	14,744	14,430
Other nonamortizable intangible assets	12,570	12,196
Nonamortizable Intangible Assets	27,314	26,626
Investments in Noncontrolled Affiliates	2,042	1,950
Other Assets	913	636
Total Assets	$79,804	$73,490

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt obligations	$5,485	$6,892
Accounts payable and other current liabilities	15,017	14,243
Total Current Liabilities	20,502	21,135
Long-term Debt Obligations	33,796	30,053
Other Liabilities	11,283	6,669
Deferred Income Taxes	3,242	4,434
Total Liabilities	68,823	62,291

Commitments and Contingencies

Preferred Stock, no par value	41	41
Repurchased Preferred Stock	(197)	(192)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued, net of repurchased common stock at par value: 1,420 and 1,428 shares, respectively)	24	24
Capital in excess of par value	3,996	4,091
Retained earnings	52,839	52,518
Accumulated other comprehensive loss	(13,057)	(13,919)
Repurchased common stock, in excess of par value (446 and 438 shares, respectively)	(32,757)	(31,468)
Total PepsiCo Common Shareholders’ Equity	11,045	11,246
Noncontrolling interests	92	104
Total Equity	10,981	11,199
Total Liabilities and Equity	$79,804	$73,490

PepsiCo, Inc. and Subsidiaries
Supplemental Share-Based Compensation Data
(in millions except dollar amounts, unaudited)

	Quarter Ended		Year Ended
	12/30/2017	12/31/2016	12/30/2017	12/31/2016
Beginning Net Shares Outstanding	1,423	1,436	1,428	1,448
Options Exercised, RSUs, PSUs and PEPunits Converted	2	—	10	9
Shares Repurchased	(5)	(8)	(18)	(29)
Ending Net Shares Outstanding	1,420	1,428	1,420	1,428

Weighted Average Basic	1,421	1,431	1,425	1,439
Dilutive Securities:
Options	—	6	7	7
RSUs, PSUs, PEPunits and Other	—	6	5	5
ESOP Convertible Preferred Stock	—	1	1	1
Weighted Average Diluted	1,421	1,444	1,438	1,452

Average Share Price for the Period	$114.03	$105.15	$112.93	$103.59
Growth versus Prior Year	8%	7%	9%	7%

Options Outstanding	19	25	21	27
Options in the Money	19	25	20	26
Dilutive Shares from Options	—	6	7	7
Dilutive Shares from Options as a % of Options in the Money	—%	26%	35%	26%

Average Exercise Price of Options in the Money	$74.05	$69.46	$72.84	$68.51

RSUs, PSUs, PEPunits and Other Outstanding	8	9	8	9
Dilutive Shares from RSUs, PSUs, PEPunits and Other	—	6	5	5

Weighted-Average Grant-Date Fair Value of RSUs and PSUs Outstanding	$102.30	$91.81	$102.05	$91.55
Weighted-Average Grant-Date Fair Value of PEPunits Outstanding	$68.94	$59.86	$68.94	$59.88

Non-GAAP Measures
In discussing financial results and guidance, the Company refers to the following measures which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP): division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, and organic results. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.

We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); charges related to restructuring programs; charges or adjustments related to the enactment of new laws, rules or regulations, such as significant tax law changes; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; debt redemptions; pension and retiree medical related items; amounts related to the resolution of tax positions; asset impairments (non-cash); and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
We use the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All mergers and acquisitions activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact: Change in market value for commodity derivatives that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the quarter and year ended December 30, 2017, we recognized $28 million and $15 million of mark-to-market net gains, respectively, on commodity derivatives in corporate unallocated expenses. In the quarter and year ended December 31, 2016, we recognized $60 million and $167 million of mark-to-market net gains, respectively, on commodity derivatives in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses, as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the quarter and year ended December 30, 2017, we incurred restructuring charges of $226 million and $295 million, respectively, in conjunction with the multi-year productivity plan we publicly announced in 2014 (2014 Productivity Plan). In the quarter and year ended December 31, 2016, we incurred restructuring charges of $54 million and $160 million, respectively, in conjunction with our 2014 Productivity Plan. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our food, snack and beverage businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. To build on the successful implementation of the 2014 Productivity Plan to date, we expanded and extended the program through the end of 2019 to take advantage of additional opportunities within the initiatives described above to further strengthen our food, snack and beverage businesses.
Provisional net tax expense related to the TCJ Act
During the fourth quarter of 2017, the TCJ Act was enacted in the United States. Among its many provisions, the TCJ Act imposed a mandatory one-time transition tax on undistributed international earnings and reduced the U.S. corporate income tax rate from 35% to 21%. In the quarter and year ended December 30, 2017, we recorded a provisional net tax expense of $2.5 billion associated with the enactment of the TCJ Act. Included in the net tax expense of $2.5 billion is a provisional mandatory one-time transition tax of approximately $4 billion on undistributed international earnings. This mandatory one-time transition tax was partially offset by a provisional $1.5 billion benefit resulting from the required remeasurement of our deferred tax assets and liabilities to the new, lower U.S. corporate income tax rate.
The changes in the TCJ Act are broad and complex and we continue to examine the impact the TCJ Act may have on our business and financial results.The recorded impact of the TCJ Act is provisional and the final amount may differ from the above estimate, possibly materially, due to, among other things, changes in estimates, interpretations and assumptions we have made, changes in Internal Revenue Service interpretations, the issuance of new guidance, legislative actions, changes in accounting standards or related interpretations in response to the TCJ Act and future actions by states within the United States that have not currently adopted the TCJ Act.
Charge related to the transaction with Tingyi
In the year ended December 31, 2016, we recorded a pre- and after-tax impairment charge of $373 million to reduce the value of our 5% indirect equity interest in Tingyi-Asahi Beverages Holding Co. Ltd. to its estimated fair value.
Charge related to debt redemption
In the quarter and year ended December 31, 2016, we paid $2.5 billion to redeem all of our outstanding 7.900% senior notes due 2018 and 5.125% senior notes due 2019 for the principal amounts of $1.5 billion and $750 million, respectively, and terminated certain interest rate swaps. As a result, we recorded a pre-tax charge of $233 million to interest expense, primarily representing the premium paid in accordance with the “make-whole” redemption provisions.
Pension-related settlement charge
In the quarter and year ended December 31, 2016, we recorded a pre-tax pension settlement charge of $242 million related to the purchase of a group annuity contract.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding payments related to restructuring charges, discretionary pension and retiree medical contributions, net cash received related to interest rate swaps, the tax impacts associated with each of these items, as applicable, and net cash tax benefit related to debt redemption charge. As free cash flow excluding certain items is an important measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See below for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with U.S. GAAP (operating cash flow). In future years, we expect this measure to exclude payments related to the provisional mandatory transition tax liability of approximately $4 billion, which we currently expect to be paid over the period 2019 to 2026 under the provisions of the TCJ Act.

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation. This measure also excludes the impact of the 53rd reporting week in 2016.

Raw material costs: Raw materials include the principal ingredients we use in our beverage, food and snack products, our key packaging materials and energy costs.

2018 guidance
Our 2018 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes and foreign exchange translation. Our 2018 core tax rate guidance and 2018 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2018 core constant currency EPS growth guidance also excludes the impact of foreign exchange translation. We are unable to reconcile our full year projected 2018 organic revenue growth to our full year projected 2018 reported net revenue growth because we are unable to predict the 2018 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates and because we are unable to predict the occurrence or impact of any acquisitions, divestitures or other structural changes. We are also not able to reconcile our full year projected 2018 core tax rate to our full year projected 2018 reported tax rate and our full year projected 2018 core constant currency EPS growth to our full year projected 2018 reported EPS growth because we are unable to predict the 2018 impact of foreign exchange or the mark-to-market net impact on commodity derivatives due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
Quarter and Year Ended December 30, 2017
(unaudited)

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures and other structural changes	Foreign exchange translation	53rd reporting week(b)	Quarter Ended 12/30/2017	Quarter Ended 12/30/2017
Frito-Lay North America	3	2	—	—	(6)	(1)	5
Quaker Foods North America	0.5	(1)	—	0.5	(5)	(5)	—
North America Beverages	(3)	—	1	—	(5)	(6)	(3)
Latin America	(4)	7	—	3	—	6	3
Europe Sub-Saharan Africa	5	1	—	6	(1)	11	6
Asia, Middle East and North Africa	—	6	—	(5.5)	—	—	6
Total PepsiCo	—	2	—	1	(3.5)	—	2

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures and other structural changes	Foreign exchange translation	53rd reporting week(b)	Year Ended 12/30/2017	Year Ended 12/30/2017
Frito-Lay North America	1	2.5	—	—	(2)	2	3
Quaker Foods North America	—	(1)	—	—	(2)	(2)	(1)
North America Beverages	(2.5)	1	1	—	(1)	(2)	(2)
Latin America	(2)	7	(0.5)	1	—	6	5
Europe Sub-Saharan Africa	3	2	—	3	—	8	6
Asia, Middle East and North Africa	—	5	—	(10)	—	(5)	5
Total PepsiCo	—	3	—	—	(1)	1	2

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes, as well as the 53rd reporting week in 2016, from reported growth.

(b)	Represents the impact of the exclusion of the 53rd reporting week from 2016 results.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
Quarter and Year Ended December 30, 2017 (unaudited)

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability					Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	Quarter Ended 12/30/2017	Commodity mark-to- market net impact	Restructuring and impairment charges(b)	Provisional net tax expense related to the TCJ Act	Charge related to debt redemption	Pension-related settlement charge	Quarter Ended 12/30/2017	Foreign exchange translation	Quarter Ended 12/30/2017
Frito-Lay North America	(1)	—	3.5	—	—	—	3	—	3
Quaker Foods North America	(6)	—	5	—	—	—	(1)	—	(1)
North America Beverages	(29)	—	6	—	—	—	(23)	—	(23)
Latin America	20	—	8	—	—	—	28	(6)	22
Europe Sub-Saharan Africa	—	—	3.5	—	—	—	3.5	(5.5)	(2)
Asia, Middle East and North Africa	173	—	(4)	—	—	—	169	18	187
Corporate Unallocated	(31)	(5.5)	(7)	—	—	41	(3)	—	(3)
Total Operating Profit	9	2	10	—	—	(14)	7	(1)	6
Net Income Attributable to PepsiCo	(151)						9	(1)	8
Net Income Attributable to PepsiCo per common share - diluted	(152)						9	(1)	8

	GAAP Measure							Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability						Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	Year Ended 12/30/2017	Commodity mark-to- market net impact	Restructuring and impairment charges(b)	Provisional net tax expense related to the TCJ Act	Charge related to the transaction with Tingyi	Charge related to debt redemption	Pension-related settlement charge	Year Ended 12/30/2017	Foreign exchange translation	Year Ended 12/30/2017
Frito-Lay North America	3.5	—	1	—	—	—	—	5	—	4.5
Quaker Foods North America	(2)	—	1.5	—	—	—	—	—	—	—
North America Beverages	(9)	—	1	—	—	—	—	(8)	—	(8)
Latin America	2	—	4	—	—	—	—	6	1	7
Europe Sub-Saharan Africa	22	—	(2)	—	—	—	—	20	—	20
Asia, Middle East and North Africa	73	—	(3)	—	(64)	—	—	6	8	15
Corporate Unallocated	(9)	(13)	(3)	—	—	—	20	(5)	—	(5)
Total Operating Profit	7	2	1.5	—	(4)	—	(3)	4	1	5
Net Income Attributable to PepsiCo	(23)							7	1	8
Net Income Attributable to PepsiCo per common share - diluted	(23)							8	1	9

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Quarters Ended December 30, 2017 and December 31, 2016
(in millions except per share amounts, unaudited)

	Quarter Ended 12/30/2017
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes(a)	Net (loss)/income attributable to PepsiCo	Net (loss)/income attributable to PepsiCo per common share - diluted		Effective tax rate(b)
Reported, GAAP Measure	$9,077	$10,449	$7,856	$2,593	$3,026	$(710)	$(0.50)		129.8%
Items Affecting Comparability
Commodity mark-to-market net impact	1	(1)	27	(28)	(9)	(19)	(0.01)		(0.1)
Restructuring and impairment charges (c)	—	—	(226)	226	67	159	0.11		0.4
Provisional net tax expense related to the TCJ Act (d)	—	—	—	—	(2,451)	2,451	1.73		(105.2)
Core, Non-GAAP Measure (e)	$9,078	$10,448	$7,657	$2,791	$633	$1,881	$1.31	(f)	25.0%

	Quarter Ended 12/31/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Interest expense	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$8,944	$10,571	$8,190	$2,381	$594	$414	$1,401	$0.97	22.7%
Items Affecting Comparability
Commodity mark-to-market net impact	30	(30)	30	(60)	—	(19)	(41)	(0.03)	(0.3)
Restructuring and impairment charges (c)	—	—	(54)	54	—	(1)	55	0.04	(0.7)
Charge related to debt redemption	—	—	—	—	(233)	77	156	0.11	1.2
Pension-related settlement charge	—	—	(242)	242	—	80	162	0.11	1.2
Core, Non-GAAP Measure (e)	$8,974	$10,541	$7,924	$2,617	$361	$551	$1,733	$1.20	24.0%

(a)
Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction and tax year and, in 2017, the impact of the TCJ Act is presented separately.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(d)	Recorded a provisional net tax expense associated with the enactment of the TCJ Act. See A-7 for a discussion of this expense.

(e)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(f)	Does not sum due to impact of diluted shares and rounding.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Years Ended December 30, 2017 and December 31, 2016
(in millions except per share amounts, unaudited)

	Year Ended 12/30/2017
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$28,785	$34,740	$24,231	$10,509	$4,694	$4,857	$3.38	48.9%
Items Affecting Comparability
Commodity mark-to-market net impact	8	(8)	7	(15)	(7)	(8)	(0.01)	—
Restructuring and impairment charges (c)	—	—	(295)	295	71	224	0.16	—
Provisional net tax expense related to the TCJ Act (d)	—	—	—	—	(2,451)	2,451	1.70	(25.5)
Core, Non-GAAP Measure (e)	$28,793	$34,732	$23,943	$10,789	$2,307	$7,524	$5.23	23.3%

	Year Ended 12/31/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Interest expense	Provision for income taxes(a)	Net income attributable to noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$28,209	$34,590	$24,805	$9,785	$1,342	$2,174	$50	$6,329	$4.36	25.4%
Items Affecting Comparability
Commodity mark-to-market net impact	78	(78)	89	(167)	—	(56)	—	(111)	(0.08)	(0.2)
Restructuring and impairment charges (c)	—	—	(160)	160	—	26	3	131	0.09	(0.2)
Charge related to the transaction with Tingyi	—	—	(373)	373	—	—	—	373	0.26	(1.1)
Charge related to debt redemption	—	—	—	—	(233)	77	—	156	0.11	0.2
Pension-related settlement charge	—	—	(242)	242	—	80	—	162	0.11	0.2
Core, Non-GAAP Measure (e)	$28,287	$34,512	$24,119	$10,393	$1,109	$2,301	$53	$7,040	$4.85	24.5%

(a)
Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction and tax year and, in 2017, the impact of the TCJ Act is presented separately.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(d)	Recorded a provisional net tax expense associated with the enactment of the TCJ Act. See A-7 for a discussion of this expense.

(e)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Quarters Ended December 30, 2017 and December 31, 2016
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	Quarter Ended 12/30/2017	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Quarter Ended 12/30/2017
Frito-Lay North America	$1,402	$—	$61	$1,463
Quaker Foods North America	186	—	11	197
North America Beverages	491	—	55	546
Latin America	267	—	16	283
Europe Sub-Saharan Africa	315	—	34	349
Asia, Middle East and North Africa	328	—	4	332
Division Operating Profit	2,989	—	181	3,170
Corporate Unallocated	(396)	(28)	45	(379)
Total Operating Profit	$2,593	$(28)	$226	$2,791

	GAAP Measure	Items Affecting Comparability			Non-GAAP Measure
	Reported				Core(a)
Operating Profit	Quarter Ended 12/31/2016	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Pension-related settlement charge	Quarter Ended 12/31/2016
Frito-Lay North America	$1,410	$—	$12	$—	$1,422
Quaker Foods North America	197	—	—	—	197
North America Beverages	689	—	16	—	705
Latin America	223	—	(1)	—	222
Europe Sub-Saharan Africa	316	—	22	—	338
Asia, Middle East and North Africa	120	—	3	—	123
Division Operating Profit	2,955	—	52	—	3,007
Corporate Unallocated	(574)	(60)	2	242	(390)
Total Operating Profit	$2,381	$(60)	$54	$242	$2,617

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Years Ended December 30, 2017 and December 31, 2016
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	Year Ended 12/30/2017	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Year Ended 12/30/2017
Frito-Lay North America	$4,823	$—	$67	$4,890
Quaker Foods North America	642	—	11	653
North America Beverages	2,707	—	54	2,761
Latin America	908	—	63	971
Europe Sub-Saharan Africa	1,354	—	53	1,407
Asia, Middle East and North Africa	1,073	—	(3)	1,070
Division Operating Profit	11,507	—	245	11,752
Corporate Unallocated	(998)	(15)	50	(963)
Total Operating Profit	$10,509	$(15)	$295	$10,789

	GAAP Measure	Items Affecting Comparability				Non-GAAP Measure
	Reported					Core(a)
Operating Profit	Year Ended 12/31/2016	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Charge related to the transaction with Tingyi	Pension-related settlement charge	Year Ended 12/31/2016
Frito-Lay North America	$4,659	$—	$13	$—	$—	$4,672
Quaker Foods North America	653	—	1	—	—	654
North America Beverages	2,959	—	35	—	—	2,994
Latin America	887	—	27	—	—	914
Europe Sub-Saharan Africa	1,108	—	60	—	—	1,168
Asia, Middle East and North Africa	619	—	14	373	—	1,006
Division Operating Profit	10,885	—	150	373	—	11,408
Corporate Unallocated	(1,100)	(167)	10	—	242	(1,015)
Total Operating Profit	$9,785	$(167)	$160	$373	$242	$10,393

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Division Operating Profit Growth Reconciliation

	Quarter Ended	Year Ended
	12/30/2017	12/30/2017
Reported Operating Profit Growth	9%	7%
Impact of Corporate Unallocated	(8)	(2)
Division Operating Profit Growth	1	6
Restructuring and Impairment Charges	4	1
Charge Related to the Transaction with Tingyi	—	(4)
Core Division Operating Profit Growth	5	3
Foreign Exchange Translation	(0.5)	1
Core Constant Currency Division Operating Profit Growth	5%	4%

Gross Margin Performance Reconciliation

	Quarter Ended		Year Ended
	12/30/2017		12/30/2017
Reported Gross Margin Performance	(66)	bps	(39)	bps
Commodity Mark-to-Market Net Impact	15		11
Core Gross Margin Performance	(50)	bps	(28)	bps

Operating Margin Growth Reconciliation

	Quarter Ended		Year Ended
	12/30/2017		12/30/2017
Reported Operating Margin Growth	108	bps	96	bps
Commodity Mark-to-Market Net Impact	17		24
Restructuring and Impairment Charges	88		21
Pension-related Settlement Charge	(124)		(39)
Charge Related to the Transaction with Tingyi	—		(59)
Core Operating Margin Growth	88	bps	43	bps

Net Cash Provided by Operating Activities Reconciliation (in millions)

Year Ended
12/30/2017
Net Cash Provided by Operating Activities	$9,994
Capital Spending	(2,969)
Sales of Property, Plant and Equipment	180
Free Cash Flow	7,205
Payments Related to Restructuring Charges	113
Net Cash Tax Benefit Related to Restructuring Charges	(30)
Discretionary Pension Contributions	6
Net Cash Tax Benefit Related to Discretionary Pension Contributions	(1)
Free Cash Flow Excluding Certain Items	$7,293

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2018 Guidance
Net Cash Provided by Operating Activities	$	~	9
Net Capital Spending		~	(4)
Free Cash Flow		~	6
Discretionary Pension Contributions		~	1
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	—
Net Cash Tax Benefit Related to Restructuring Charges		~	—
Free Cash Flow Excluding Certain Items	$	~	7

Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2018 guidance and expected impacts of the TCJ Act, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes, or failure to comply with, applicable laws and regulations; imposition or proposed imposition of new or increased taxes aimed at PepsiCo’s products; imposition of labeling or warning requirements on PepsiCo’s products; changes in laws related to packaging and disposal of PepsiCo’s products; PepsiCo’s ability to compete effectively; political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; PepsiCo’s ability to grow its business in developing and emerging markets; uncertain or unfavorable economic conditions in the countries in which PepsiCo operates; the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; increased costs, disruption of supply or shortages of raw materials and other supplies; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; increase in income tax rates, changes in income tax laws or disagreements with tax authorities; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or disruption to the retail landscape, including rapid growth in hard discounters and the e-commerce channel; any downgrade or potential downgrade of PepsiCo’s credit ratings; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations; and other factors that may adversely affect the price of PepsiCo’s publicly traded securities and financial performance.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.